Exhibit (a)
JOINT FILING AGREEMENT
     The undersigned hereby agree that Amendment No. 25 to the Statement on Schedule 13D relating to units of limited partnership interest in Angeles Income Properties, Ltd II, filed by the undersigned, and all further amendments to such Statement on Schedule 13D, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: March 30, 2007

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, INC.
its General Partner

AIMCO-GP, INC. APARTMENT INVESTMENT AND MANAGEMENT COMPANY AIMCO IPLP, L.P.
By:	AIMCO/IPT, INC.
its General Partner

AIMCO/IPT, INC. COOPER RIVER PROPERTIES, L.L.C. BROAD RIVER PROPERTIES, L.L.C.
By:	/s/ Martha L. Long
Martha L. Long
Senior Vice President